Exhibit 19

ALECTOR, INC. INSIDER TRADING POLICY

(As amended on February 19, 2026)

A.
INTRODUCTION AND POLICY OVERVIEW

Alector, Inc. (together with its subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

Insider Trading Prohibited

The securities laws prohibit “insider trading.” As described below, this generally refers to trading securities (including the Company’s or other companies’ stock) “on the basis of” material nonpublic information (as defined below). Transactions will be considered to be “on the basis of” material nonpublic information if the person engaging in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for the purposes of the transaction.

Insider trading includes trading not only in the Company’s securities but also in the securities of any other company whose stock price may be impacted by material nonpublic information about the Company, including, but not limited to, the Company’s collaborators, partners, suppliers, vendors and competitors. Insider trading also includes trading in the securities of any other company on the basis of that company’s material nonpublic information that is obtained in connection with service to the Company.

Insider trading also includes “tipping,” when someone directly or indirectly discloses material nonpublic information to others who then trade based on that information or when someone makes recommendations or expresses opinions about transactions while aware of material nonpublic information. Both the person providing, and the person trading on, the information, recommendation or opinion may be liable for insider trading.

Insider trading is illegal and a violation of this Policy. Your violation of the law could expose you, the Company, members of the Company’s Board of Directors, and the Company’s officers and supervisory personnel to civil or criminal liability.

Detection and Prosecution of Insider Trading

Sophisticated surveillance techniques are used to detect and investigate insider trading. The Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) aggressively pursue insider trading violations. In addition to cases against individuals trading on their own behalf, the SEC and DOJ have successfully brought cases involving trading through foreign accounts, trading by family members and friends, trading only a small number of shares, and tipping (even where the person disclosing the information or recommending the transaction did not benefit from the other person’s trading).

Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming and expensive and can result in criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

Trading Compliance Officers

For purposes of this Policy, the Company’s General Counsel and Chief Financial Officer serve as the Trading Compliance Officers and are generally responsible for administration of this Policy. Please direct any questions to them or their designees.

Your Responsibility

It is your responsibility to understand and follow this Policy and the securities laws and regulations. You should consult with your legal and financial advisors as needed. A violation of insider trading laws can result in severe consequences.

As set forth in more detail below: when you have material nonpublic information about the Company, you may not trade in securities of the Company, disclose material nonpublic information to others who trade in securities of the Company or recommend/express opinions on transactions in securities of the Company; and when you have material nonpublic information about another company learned through your role at the Company that could be expected to affect the trading price of the securities of another company, you may not trade in the securities of that other company, directly or indirectly through others, or disclose that information to others in order to trade in the securities of that company.

In addition, you must comply with this Policy as to when and how you may trade. As described in more detail below, to reduce the risks of insider trading, the Company has established requirements and restrictions involving your trading, based on your role:

•
Employees at the level of Vice President or above, and other employees as may be designated by the Trading Compliance Officers from time to time, may only trade in the Company’s securities in accordance with a 10b5-1 Trading Plan.
•
Other employees may trade in the Company’s securities (a) in accordance with a 10b5-1 Trading Plan or (b) if an employee has not established a 10b5-1 Trading Plan, at any time (i) when not in possession of material nonpublic information and (ii) not subject to a blackout period. An employee who has established a 10b5-1 Trading Plan cannot trade outside of that plan.
•
Members of the Company’s Board of Directors are encouraged to establish a 10b5-1 Trading Plan and may only trade in the Company’s securities (a) in accordance with a 10b5-1 Trading Plan or (b) in accordance with the pre-clearance procedures set forth below.
B.
PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons Covered by This Policy

This Policy applies to you if you are a director, officer, employee, consultant, contractor, or advisor of the Company. This Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control (including, for example, a venture fund or other investment fund, if you influence, direct or control transactions by the fund). References in this policy to “you” should also be understood to include those other individuals and entities. You are responsible for making sure that these other individuals and entities comply with this Policy.

This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you continue to possess material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

Types of Transactions Covered by This Policy

Except as discussed below, this Policy applies to all transactions involving the securities of the Company or any other company (i) for which you possess material nonpublic information obtained in connection with your service with the Company or (ii) whose stock price may be impacted by material nonpublic information about the Company. This Policy therefore applies to:

1.
any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers such as open, standing, or limit orders other than those pursuant to a 10b5-1 Trading Plan established in accordance with this Policy), and any offer to engage in the foregoing transactions;
2.
any disposition in the form of a gift (including donations) of any securities of the Company;
3.
any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.
any other permitted arrangement that generates gains or losses from or based on changes in the prices of such securities and any offer to engage in such transactions.

As described in more detail below, you may not engage in transactions involving trading in derivative securities for example, exchange-traded put or call options, swaps, caps and collars, hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions with respect to the Company’s securities.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the amount or type of value you obtain in the transaction.

C.
MATERIAL NONPUBLIC INFORMATION; TRADING RESTRICTIONS

Material Nonpublic Information

Material information

It is not possible to define all categories of “material information.” That said, information should be regarded as material if there is a reasonable likelihood that an investor (a) would consider the information to be important in making a decision to buy, sell or hold the Company’s securities or (b) would view the information as significantly altering the total mix of information in the marketplace about the Company. In general, any information that could reasonably be expected to affect the price of the Company’s securities is likely to be material. Either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material,

there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•
Financial results
•
Projections of future earnings or losses
•
Significant clinical or regulatory developments
•
Significant developments in research and development or relating to intellectual property
•
Gain or loss of a substantial customer, supplier, vendor or partner
•
New product announcements of a significant nature
•
Significant product defects or modifications
•
Significant changes in business plans, budgets or relationships
•
Major personnel changes, such as changes in senior management
•
Changes in independent auditors or notification that the Company may no longer rely on an audit report
•
New equity or debt offerings, stock splits and other major events involving the Company’s securities
•
Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company
•
Creation of significant financial obligations
•
Updates regarding any prior material disclosure that has materially changed
•
The existence of a special blackout period
•
Data breaches or other cybersecurity events
•
Significant pricing changes
•
Significant litigation exposure due to actual or threatened litigation
•
News of the disposition of a subsidiary
•
Impending bankruptcy or financial liquidity problems
•
Changes in dividend policy

Material nonpublic information

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings. After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least two full trading days must pass after the dissemination of information before such information is considered public.

As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Trading Compliance Officers if you have questions as to what constitutes material nonpublic information.

No Trading on Material Nonpublic Information

You may not, directly or through others, engage in any transaction involving the Company’s securities while you are aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction. If you are in possession of material nonpublic information about the Company, you may not:

a.
use it to transact in securities of the Company or other companies whose stock price may be impacted by material nonpublic information about the Company;
b.
disclose it to other employees, consultants, contractors, advisors, officers or directors whose roles do not require them to have the information;
c.
disclose it to anyone outside of the Company, including family, friends, business associates (including entities under contracts with the Company), investors or consulting firms, without prior written authorization from the General Counsel; or
d.
use it to express an opinion or make a recommendation about trading in the Company’s securities.

In addition, material nonpublic information about another company that you learn through your service with the Company is subject to these same restrictions around disclosure and trading, and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

No Disclosure of Confidential Information

You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. You must continue to comply with all agreements you have with the Company, e.g., for employees, the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, and for others, the agreement(s) governing your relationship with the Company. In addition, you must handle the confidential information of others in accordance with any agreements and other obligations that the Company has with them, including any obligations of confidentiality and non-use under a confidentiality, master services or other agreement.

If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Trading Compliance Officers. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.

D.
TRADING: WHEN AND HOW TRADING IS PERMITTED AND RESTRICTED

In addition to the above prohibitions on insider trading, you are also subject to trading restrictions that the Company has implemented to reduce the risk of insider trading. As described below, these restrictions affect when and how you may trade and depend on your role at the Company.

10b5-1 Trading Plans

A 10b5-1 Trading Plan is a written plan for engaging in transactions in the Company’s securities that (a) is made by an individual when not in possession of material nonpublic information and (b) meets all of the requirements established by the SEC. Transactions made pursuant to a properly established 10b5- 1 Trading Plan are not subject to the prohibitions on trading while aware of material nonpublic information or during blackout periods or the pre-clearance procedures under this Policy.

VPs or Above and Other Employees Designated by Trading Compliance Officers: Employees at the level of Vice President or above may only trade in the Company’s securities in accordance with a 10b5-1 Trading Plan. Additionally, the Trading Compliance Officers may designate other employees from time to time who may only trade in the Company’s securities in accordance with a 10b5-1 Trading Plan. For avoidance of doubt, these individuals may not trade in the Company’s securities outside of a 10b5-1 Trading Plan, even when not subject to a blackout period.

Other Employees: Employees at levels below Vice President may trade in the Company’s securities in accordance with a 10b5-1 Trading Plan. If an employee has not established a 10b5-1 Trading Plan, then he or she may trade in the Company’s securities (i) when not in possession of material nonpublic information, and (ii) not subject to a blackout period. If an employee has established a 10b5-1 Trading Plan, he or she may not trade in the Company’s securities outside of such 10b5-1 Trading Plan.

Board of Directors: Members of the Company’s Board of Directors are encouraged to establish and only trade in the Company’s securities in accordance with 10b5-1 Trading Plans. Members of the Board of Directors may also trade in the Company’s securities if they obtain pre-clearance in accordance with the procedures set forth below.

10b5-1 Trading Plans may only be established or modified outside of a blackout period and when the individual is not in possession of material nonpublic information. All proposed 10b5-1 Trading Plans must be approved by the Trading Compliance Officers or their designees, as appropriate, and must comply with the requirements set forth in the Requirements for 10b5-1 Trading Plans, attached as Exhibit A. If one of the Trading Compliance Officers is the requester, then either (a) the other Trading Compliance Officer or (b) Company’s Chief Executive Officer or their delegate (other than the requesting Trading Compliance Officer) must approve the 10b5-1 Trading Plan.

The SEC requirements for 10b5-1 Trading Plans are complex and must be strictly complied with. If you have any questions, please consult with your personal legal or financial advisor. If you have established a 10b5-1 Trading Plan, you should inform any broker that you have an account with that you may not trade in the Company’s securities outside of such 10b5-1 Trading Plan.

Blackout Periods

Individuals who are not required to have 10b5-1 Trading Plans and who choose not to adopt a 10b5- 1 Trading Plan may only trade when (a) they do not possess material nonpublic information and (b) they are not subject to a blackout period. To the extent applicable to you, blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. As a result, open orders should be cancelled prior to entering a blackout window. Failure to cancel before a blackout window may result in the execution of a trade at a time when you are aware of material nonpublic information or are otherwise not permitted to trade in the Company’s securities and therefore may also result in inadvertent insider trading violations. If you are subject to blackout periods, at the time you place an open order, you should inform the broker that you are subject to blackout periods to address this issue.

Note that even when a blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information.

Quarterly Blackout Periods

Quarterly blackout periods will start at the end of the sixth to last trading day of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release.

Special Blackout Periods.

Either of the Trading Compliance Officers may decide to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. You will be notified by the General Counsel or his or her designee if you are subject to a special blackout period in writing or via email. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period other than as permitted under Section D (Trading: When and How Trading is Permitted and Restricted – Blackout Periods) (e.g. any broker with whom you have an account).

Regulation BTR Blackouts.

Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving the Company’s securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of the law and this Policy.

Pre-clearance of Trades

The Company encourages members of its Board of Directors to establish 10b5-1 Trading Plans. Members of the Company’s Board of Directors who do not have a 10b5-1 Trading Plan in place must obtain pre-clearance prior to trading the Company’s securities.

If you are subject to pre-clearance requirements, you must complete and sign a Pre-Clearance Request Form, in substantially the form attached as Exhibit B, and submit the form to the Trading Compliance Officers prior to your desired trade date. The person requesting pre-clearance will be required to certify that he or she is not in possession of material nonpublic information about the Company and provide other information requested by the Trading Compliance Officers. The Trading Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may decide not to permit the transaction.

All trades must be executed within five business days of any pre-clearance.

Even after pre-clearance, a person may not trade in the Company’s securities if they become aware of material nonpublic information prior to the trade being executed.

From time to time, the Company may identify other persons who should be subject to the pre- clearance requirements set forth above, and the Trading Compliance Officers may update and revise the requirements as appropriate.

Employee Stock Purchase Plans (ESPP)

Employees eligible to participate in an ESPP established by the Company may elect, or modify an election, to participate in the ESPP, in accordance with such plan, only (i) when not in possession of material nonpublic information, and (ii) not subject to a blackout period. Employees in possession of material nonpublic information may (i) allow a prior ESPP election to passively “roll over” into the next enrollment period or (ii) terminate participation in the ESPP.

E.
PROHIBITED TRANSACTIONS

You may not engage in any of the following types of transactions, other than as noted below in Section F (Limited Exceptions to Trading Restrictions), regardless of whether you have material nonpublic information or not.

1.
Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.
Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.
3.
Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.
Margin Accounts. You may not hold the Company’s common stock in margin accounts (e.g. as collateral for a margin loan that may be sold by a broker without your consent if a margin call is not met).
F.
LIMITED EXCEPTIONS TO TRADING RESTRICTIONS

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by the Trading Compliance Officers and, in the case of directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934, the Trading Compliance Officers in consultation with the Company’s Board of Directors or an independent committee of the Company’s Board of Directors.

The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

1.
stock option exercises where the exercise price is paid in cash and there is no other associated market activity (e.g., no sale of the stock after exercise; “exercise and hold”);
2.
purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares or to the election to participate in the employee stock purchase plan for any enrollment period;
3.
receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company, provided that this exception does not apply to subsequent sales of the shares;
4.
net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.
sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.
transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see Section D (Trading: When and How Trading is Permitted and Restricted 10b5-1 Trading Plans) above);
7.
transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Trading Compliance Officers, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
8.
changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law.

G.
SECTION 16 COMPLIANCE

All of the Company’s executive officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934 and related rules and regulations. To ensure timely reporting of transactions subject to Section 16, each person subject to these requirements must provide or must ensure that his or her broker provides the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a 10b5-1 Trading Plan, by no later than the end of the business day in which the transaction takes place.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Trading Compliance Officers.

H.
VIOLATIONS OF THIS POLICY

Company directors, officers, employees, consultants, contractors and advisors who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally.

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy.

In addition, a blackout period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options.

I.
PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Policy on Reporting and Addressing Complaints, as amended from time to time.

J.
REPORTING

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Trading Compliance Officers, or if a Trading Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Policy on Reporting and Addressing Complaints.

K.
AMENDMENTS

The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EXHIBIT A

REQUIREMENTS FOR 10B5-1 TRADING PLANS

For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Alector, Inc. (together with its subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Rule 10b5-1 of the Securities Exchange Act of 1934and must meet the following requirements (collectively, the “Trading Plan Requirements”):

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
a.
the person adopting the trading plan is not aware of any material nonpublic information; and
b.
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
•
is not aware of material nonpublic information about the securities or the Company; and
•
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.
7.
The trading plan must have a minimum term of one year (starting from the date of adoption of the trading plan).
8.
During the term of the trading plan, no transactions may occur except for those transactions specified in the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan, except that a trading plan may be adopted if it will not take effect until the outstanding trading plan has expired (i.e., the adopted trading plan and outstanding trading plan overlap solely to the extent of the adopted trading plan’s cooling off period).
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification must be submitted to the Trading Compliance Officers for approval in accordance with section D of the Policy and is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.
Within the six months preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.
11.
A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.
The Company must be promptly notified of any termination of the trading plan, including any suspension of trading under the trading plan.
14.
The Company must have authority to require the suspension of the plan if there are legal, regulatory or contractual restrictions applicable to the Company or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.
the person adopting the trading plan may not exercise any subsequent influence over how, when or whether to effect purchases or sales under the plan;
b.
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the trading plan must be in accordance with applicable law.
17.
Any exceptions to the Trading Plan Requirements must be approved by the Trading Compliance Officers or, in the case of directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934, by the Trading Compliance Officers, in consultation with the Company’s Board of Directors or an independent committee of the Company’s Board of Directors.
18.
The trading plan (including any Modification) must meet such other requirements as the Trading Compliance Officers may determine.

19.
Any trading plans adopted or modified prior to February 27, 2023 are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Prior Plans”). If the person undertakes a Modification of a Prior Plan, then the Modification must meet all of the above requirements.
20.
Any exceptions to the Trading Plan Requirements must be approved by the Trading Compliance Officers or, in the case of directors and officers who are subject Section 16 of the Securities Exchange Act of 1934, by the Trading Compliance Officers, in consultation with the Company’s Board of Directors or an independent committee of the Board of Directors.

EXHIBIT B

PRE-CLEARANCE REQUEST FORM

TO: Trading Compliance Officer (Chief Financial Officer or General Counsel)

FROM:
Name

SUBJECT: Pre-Clearance Request; Insider Trading Policy
DATE:

I am interested in: (Please give 48 hours’ notice of your intended purchase and/or sale)

•
Exercising options to purchase shares of Alector, Inc. common stock on

(you may provide a five-business day date range).

Check one
Same-day sale	
Sell to cover	
Open Market / Vested RSU	

NOTE: PRE-CLEARANCE IS NOT REQUIRED FOR CASH STOCK OPTION EXERCISES (i.e., EXERCISE AND HOLD)

•
Purchasing shares of Alector, Inc. common stock on the open market (not through exercising options or through the Employee Stock Purchase Plan (ESPP)) on

(you may provide a five-business day date range).

•
Selling shares of Alector, Inc. common stock on (you may provide a five-business day date range).
•

Check one
Exercised Stock Options	
Employee Stock Purchase Plan (ESPP)	
Open Market / Vested RSU	

In making this request, I hereby certify that I am not in possession of any material, nonpublic information regarding Alector, Inc. and I hereby certify that I do not have a 10b5-1 Trading Plan currently in effect, that the proposed trade will not occur during the term of a 10b5-1 Trading Plan, nor have I terminated a 10b5-1 Trading Plan within 30 days prior to making this request. I understand that, in accordance with Alector, Inc.’s Insider Trading Policy, I may not buy or sell Alector, Inc.’s common stock or exercise Alector, Inc. stock options until I have obtained your written approval of this request. I also acknowledge that it is first and foremost my responsibility to determine that I am not trading on inside information and that I am in compliance with Alector, Inc.’s Insider Trading Policy. Pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or the terms of Alector, Inc.’s Insider Trading Policy.

Signed:__________________________

Request approved by:
Name (Compliance Officer):
Date: